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                            SCHEDULE 14A INFORMATION

      Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
                          Act of 1934 (Amendment No. )

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      Rule 14a-6(e)(2))
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[ ]   Soliciting Material Pursuant toSection240.14a-12

                               Wegener Corporation
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                (Name of Registrant as specified in its charter)

   Henry Partners, L.P., Matthew Partners, L.P., Henry Investment Trust, L.P.,
                              Canine Partners, LLC
                       David W. Wright and Jeffrey J. Haas
--------------------------------------------------------------------------------
     (Name of person(s) filing proxy statement if other than the Registrant)

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                                                                     Page 1 of 6

                              HENRY PARTNERS, L.P.

                      THIS YEAR YOU ACTUALLY HAVE A CHOICE!

                         YOU CAN ELECT TWO NEW DIRECTORS
                       AT THE WEGENER 2006 ANNUAL MEETING

December 29, 2005

Dear Fellow Wegener Corporation Stockholder:

We are Henry Partners, L.P and Matthew Partners, L.P., collectively one of the largest stockholders of Wegener Corporation. We own 1,000,000 shares, or 7.9% of Wegener common stock. In contrast, the non-management members of the Wegener Board collectively own approximately 5,000 shares, or less than 1/10 of 1% of Wegener's outstanding common stock. We began purchasing shares of Wegener more than two and a half years ago and have been significant owners ever since. While we are convinced that Wegener has the potential to be a profitable company, we believe that it has dramatically underperformed. This has occurred under what we believe is the lackluster oversight and leadership of the current board and existing management.

Henry is seeking two seats on the board of directors. We intend to nominate David W. Wright and Jeffrey J. Haas, the "Henry Nominees", as Class II directors at the 2006 Wegener Annual Meeting scheduled for January 31, 2006. The backgrounds of Mr. Wright and Professor Haas are included in our proxy statement, which is enclosed with this letter. While two seats will not control the Board, we are confident that the remaining board members will take seriously the views expressed by new directors elected by the stockholders. Lend your support to our effort and help Wegener achieve its full potential.

THE HENRY NOMINEES ARE COMMITTED, SUBJECT TO THEIR FIDUCIARY DUTIES TO WEGENER AND WEGENER'S STOCKHOLDERS, TO GIVING ALL STOCKHOLDERS OF WEGENER THE OPPORTUNITY TO ACHIEVE THE MAXIMUM VALUE FOR THEIR SHARES. A VOTE FOR THE HENRY NOMINEES WILL ENABLE YOU -- AS THE OWNERS OF WEGENER -- TO SEND A MESSAGE TO THE WEGENER BOARD THAT IT IS TIME FOR A CHANGE AND THAT YOU ARE SEEKING TO MAXIMIZE THE VALUE OF YOUR SHARES.

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                                                                     Page 2 of 6

                 A BOARD CULTURE RESISTANT TO NEW POINTS OF VIEW

"ABSENT SPECIAL CIRCUMSTANCES, THE INDEPENDENT MEMBERS OF THE BOARD OF DIRECTORS WILL CONTINUE TO NOMINATE QUALIFIED INCUMBENT DIRECTORS WHOM THE INDEPENDENT DIRECTORS BELIEVE WILL CONTINUE TO MAKE IMPORTANT CONTRIBUTIONS TO THE BOARD OF DIRECTORS." (Wegener's 2005 and 2006 Proxy Statements; emphasis added.)

We believe this statement by Wegener means that, absent unidentified "special circumstances," the currently seated Wegener directors intend to continue re-nominating themselves to the Board. WE BELIEVE THAT WEGENER'S OPERATING LOSSES IN FIVE OF THE LAST SIX FISCAL YEARS REQUIRE A CHANGE IN BOTH BOARD COMPOSITION AND DIRECTION. The Wegener Board in its November 17, 2005 letter to stockholders chided the Henry Nominees stating, "we do not believe the dissident nominees have the important industry-related experience necessary to make a meaningful contribution to the overall success of our company."

If Wegener had a track record of profits (instead of losses) or a stock price indicative of market confidence in the company's future, then perhaps their reliance on directors with "industry-related experience" would be considered a success. Unfortunately, as we know as stockholders, Wegener's results continue to be disappointing. Therefore, instead of simply re-nominating incumbents with "industry-related experience," we believe this board requires an injection of NEW directors with NEW ideas.

                              WHAT WE INTEND TO DO

         - Introduce two non-telecommunications industry professionals into the boardroom who will bring substantial public board experience, corporate governance expertise and new perspectives that we believe will enhance the composition and broaden the deliberations of the Wegener Board.

         - Work with existing management to make Wegener a profitable company and a more attractive investment.

         - Focus on moderating losses to prevent the company's debt position from increasing any more than absolutely necessary in light of management's announced expectation to borrow against the company's line of credit to support operations during the first half of fiscal 2006.

         - Propose the implementation of good corporate governance practices.

         -        Advocate linking compensation directly to performance.

         - Look to remove the current stockholders' rights plan, which was adopted without the approval of Wegener's stockholders.

         -        Reduce any and all unnecessary costs and expenses.

         - Propose to rescind Mr. Placek's 2005 stock option grant, which we believe was excessive.

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                                                                     Page 3 of 6

                          WHAT'S GONE WRONG AT WEGENER

A CONSISTENT RECORD OF OPERATING LOSSES

Wegener has had operating losses in five of the last six fiscal years. We believe that ineffective oversight by the Board, failed leadership and poor management execution are the primary causes of these operating losses. Below are just a few of the statements made by management concerning projections for fiscal 2005, none of which came to fruition:

         - "Although no assurances may be given and order visibility is limited, we believe we will record sufficient new orders in fiscal 2005 to achieve increased revenues and fiscal year profitability compared to fiscal 2004." (Letter to Wegener stockholders from Robert A. Placek, undated, that accompanied the mailing of the fiscal 2004 Annual Report on Form 10K.)

         - "However, our review of the balance of fiscal 2005 indicates, while significant bookings are required for each quarter, we are still positioned to increase revenues over last year and return to profitability in this fiscal year." (Wegener press release dated January 18, 2005 announcing fiscal 2005 first quarter results.)

         - "This continued improvement in our results is exciting, and while significant bookings are required for the remainder of this fiscal year, we are still positioned to substantially increase revenues over last year and maintain profitability for the fiscal year." (Wegener press release dated March 30, 2005 announcing fiscal 2005-second quarter results.)

In reality, Wegener's operating loss for the fiscal year ended September 2, 2005 was $1.47 million.

It appears to us that the current board has tolerated an executive team that continues to deliver operating losses, and we believe action is required today to elect two new members to the Wegener Board who will demand better results now! IF YOU AGREE WITH US, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED GREEN PROXY CARD AND VOTE FOR THE HENRY NOMINEES TODAY.

AS A RESULT OF UNMET FORECASTS, WE BELIEVE WEGENER'S OPERATING RESULTS, BALANCE SHEET TRENDS AND STOCK PERFORMANCE HAVE BEEN DISAPPOINTING AT BEST.

CONSIDER THE FOLLOWING AND DECIDE FOR YOURSELF:

         - Wegener's revenues fell from $23.4 million in fiscal 2002 to $21.9 million in fiscal 2005.

         - Wegener's operating profit fell from $1.3 million in fiscal 2002 to an operating loss of $1.5 million in fiscal 2005. Wegener has reported an operating loss every fiscal year since fiscal 2002.

         - Wegener's stockholders' equity fell from $15.0 million at the end of fiscal 2002 to $7.9 million at the end of fiscal 2004.

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                                                                     Page 4 of 6

         - Wegener's share price fell from $1.70 per share on May 23, 2003, the day after the Wegener Board repeated its opposition to the Radyne tender offer, to $1.35 per share on December 23, 2005, a decline of 21%. During this same period of time, the value of the NASDAQ Telecommunications Index, the industry peer index with which Wegener, according to Wegener's proxy statements, chooses to compare itself, increased 39%, while the overall market as measured by the S&P 500 rose 36%!

WE BELIEVE THAT THE CURRENT BOARD HAS SPENT TOO MUCH TIME ENTRENCHING ITSELF...

The stockholders' rights plan, which was adopted without the approval of Wegener stockholders, is in our view (and contrary to what management says) NOT in the best interest of Wegener stockholders. The plan was adopted just after management's rejection of what they called a "grossly inadequate" offer made by Radyne, despite the fact that the Wegener Board never met with Radyne to discuss improving the offer. We believe that the stockholders should have the right to determine if a proposal is adequate or not.

.. . .WHILE ENRICHING ITS CEO WITH A LARGE STOCK OPTION AWARD IN FISCAL 2005

Robert Placek has served as CEO for over 18 years, and his two sons are also employed by the company. Wegener's compensation committee granted Mr. Placek a stock option to purchase 153,000 shares of Wegener's common stock at an exercise price of $1.29 per share. We have provided a detailed description of the circumstances regarding this stock grant in Henry's proxy materials on pages 9 through 12. Wegener's compensation committee claims that these stock option grants were "unrelated to management's performance" but rather "rationally" related to "history." We believe that, for whatever reason these stock options were granted, Wegener's historical obligation to Mr. Placek was previously fulfilled and this option grant to Mr. Placek should be rescinded immediately. We believe that Mr. Placek should no longer be given rights that Wegener's stockholders do not have, particularly when those rights are "unrelated to management's performance." We would rather see a sufficient stock option grant given to senior management as compensation that is directly related to performance.

CORPORATE GOVERNANCE MUST CONFORM WITH TODAY'S BEST PRACTICES

We believe that the potential to enhance stockholder value begins with good corporate governance. Wegener's Board and management team have been dragging their feet when it has come to implementing the most basic of good corporate governance practices.

         - Management refuses to hold quarterly earnings conference calls.

         - Wegener's Board approved a stockholders' rights plan (poison pill) without stockholder approval.

         - Wegener has a staggered board of directors that perpetuates entrenchment.

         - Wegener's by-laws require the affirmative vote of at least 80% of the company's voting securities in order for the stockholders to call a special meeting; we view this as an unreasonably high hurdle that effectively disenfranchises stockholders.

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                                                                     Page 5 of 6

         - The roles of Wegener's chairman of the board and chief executive officer are not separate.

         -        Three of the Board's seven current members work for Wegener.
                  In our view, this represents an unacceptably high proportion of management directors.

         - There is little or no stock ownership by non-management directors. In fact, three of the four non-management directors have no stock ownership in Wegener and the fourth non-management director owns only 5,000 shares of Wegener.

         - There is no separate nominating committee to determine who new director nominees will be. Instead, the sitting directors have repeatedly and publicly committed to re-nominate themselves.

               MANAGEMENT HAS SHOWN THEY CANNOT GET THE JOB DONE!
                            IT IS TIME FOR NEW IDEAS!

PLEASE HELP US IN OUR ATTEMPT TO MAKE THE MOST OF WEGENER. WE CANNOT DO IT WITHOUT YOUR SUPPORT.

YOUR VOTE IS IMPORTANT IN DETERMINING THE FUTURE DIRECTION OF WEGENER. WE RECOMMEND THAT ALL WEGENER STOCKHOLDERS VOTE "FOR" HENRY'S SLATE OF TWO HIGHLY QUALIFIED DIRECTORS, WHO ARE COMMITTED TO RESTORING VALUE AT WEGENER, ON THE GREEN PROXY CARD.

DO NOT SIGN ANY WHITE CARDS IF YOU WANT TO VOTE FOR THE HENRY NOMINEES. If in fact you return a signed white proxy card, even if you vote against Wegener's nominees, it will cancel votes on any GREEN card you may have returned previously. Voting against the Wegener nominees on the white card is not the same as voting for the Henry Nominees, which must be done on the GREEN proxy card. If you have any questions about voting your proxy or need additional information, please contact MacKenzie Partners, Inc., which is assisting Henry Partners, L.P. in the solicitation of proxies, at (800) 322-2885 or (212) 929-5500.

                         VOTE FOR THE HENRY NOMINEES ON
                      THE ENCLOSED GREEN PROXY CARD PLEASE

           SIGN, DATE AND RETURN THE ENCLOSED GREEN PROXY CARD TODAY!

                   LET'S RESTORE STOCKHOLDER VALUE AT WEGENER!


                                             ON BEHALF OF HENRY PARTNERS, L.P.,
                                             [GRAPHIC OMITTED]
                                             DAVID W. WRIGHT


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                                                                     Page 6 of 6

       IN CONNECTION WITH WEGENER'S UPCOMING 2006 ANNUAL MEETING, HENRY PARTNERS, L.P. HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND IS CIRCULATING A PROXY STATEMENT. WEGENER'S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. STOCKHOLDERS MAY OBTAIN A FREE COPY OF THE PROXY STATEMENT AND OTHER MATERIAL AND ANY OTHER DOCUMENTS THAT MAY BE FILED BY HENRY WITH THE SEC IN CONNECTION WITH THE 2006 ANNUAL MEETING AT THE SEC'S WEB SITE AT WWW.SEC.GOV. WEGENER STOCKHOLDERS MAY ALSO OBTAIN FREE COPIES OF THE PROXY STATEMENT AND OTHER DOCUMENTS FILED BY HENRY IN CONNECTION WITH THE 2006 ANNUAL MEETING, INCLUDING INFORMATION ABOUT THE IDENTITY OF THE PARTICIPANTS IN THE SOLICITATION, WHO MAY BE DEEMED TO INCLUDE, IN ADDITION TO HENRY, MATTHEW PARTNERS, L.P., HENRY INVESTMENT TRUST, L.P., CANINE PARTNERS, LLC, DAVID W. WRIGHT AND JEFFREY J. HAAS, AND A DESCRIPTION OF THEIR HOLDINGS IN WEGENER STOCK, BY DIRECTING A REQUEST TO:


                               [GRAPHIC OMITTED]
                               105 Madison Avenue
                               New York, NY 10016
                           proxy@mackenziepartners.com
                          Call collect: (212) 929-5500
                          OR TOLL-FREE: (800) 322-2885